EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

FOURTH QUARTER OF FISCAL 2017

CALABASAS HILLS, Calif., – February 21, 2018 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the fourth quarter of fiscal 2017, which ended on January 2, 2018.

Total revenues were $571.8 million in the fourth quarter of fiscal 2017 as compared to $603.1 million in the fourth quarter of fiscal 2016. The fourth quarter of fiscal 2017 included 13 weeks compared to 14 weeks in the fourth quarter of fiscal 2016. Net income and diluted net income per share were $57.7 million and $1.24, respectively, in the fourth quarter of fiscal 2017.

The Company recorded a $38.5 million benefit to the income tax provision from a revaluation of the Company’s deferred tax assets and liabilities related to recently enacted tax reform. The Company also recorded a pre-tax, non-cash impairment charge of $9.1 million related to one Cheesecake Factory restaurant and one Grand Lux Cafe. Excluding these items, net income and diluted net income per share were $24.7 million and $0.53, respectively, in the fourth quarter of fiscal 2017.

Comparable restaurant sales at The Cheesecake Factory restaurants declined 0.9% in the fourth quarter of fiscal 2017 (13 weeks vs. 13 weeks).

“Our sales trend started to stabilize during the fourth quarter, which coupled with solid operational performance, drove comparable sales and earnings results within our expectations,” said David Overton, Chairman and Chief Executive Officer. “In addition, we opened six restaurants during the quarter, including our first Company-owned international location in Canada, as we continue to execute our growth strategy.”

Overton continued, “Underscoring the strength of our culture and values, we are honored to be recognized as one of the “100 Best Companies to Work For®” by FORTUNE magazine for the fifth consecutive year. As we celebrate the 40th anniversary of our founding this year, our steadfast commitment to taking exceptional care of our guests and staff members has been integral to our success. Even in the face of a challenging restaurant industry environment during 2017, this long-term mindset guides our strategic initiatives and paves the way for a solid future for The Cheesecake Factory.”

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Development

The Company opened five Cheesecake Factory restaurants and one RockSugar Southeast Asian Kitchen during the fourth quarter of fiscal 2017, meeting its objective to open eight Company-owned restaurants in fiscal 2017.

In addition, two Cheesecake Factory restaurants opened under licensing agreements internationally during the fourth quarter of fiscal 2017, including the first location in Bahrain and the third location in Qatar, for a total of four locations opened under licensing agreements during fiscal 2017, as expected. In addition, the first location in Beijing opened under a licensing agreement in late January, 2018.

Capital Allocation

The Company’s Board of Directors declared a quarterly cash dividend of $0.29 per share on the Company’s common stock. The dividend is payable on March 20, 2018 to shareholders of record at the close of business on February 28, 2018.

During the fourth quarter of fiscal 2017, the Company repurchased approximately 0.4 million shares of its common stock at a cost of $16.6 million. In fiscal 2017, the Company repurchased a total of 2.6 million shares of its common stock at a cost of $123.0 million.

Conference Call and Webcast

The Company will hold a conference call to review its results for the fourth quarter of fiscal 2017 today at 2:00 p.m. Pacific Time. The conference call will be webcast live on the Company’s website at investors.thecheesecakefactory.com and a replay of the webcast will be available through March 23, 2018.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept. The Company, through its subsidiaries, owns and operates 214 full-service, casual dining restaurants throughout the U.S.A., including Puerto Rico, and Canada, comprised of 199 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and two restaurants under the RockSugar Southeast Asian Kitchen® mark (transitioning from Rock Sugar Pan Asian Kitchen®). Internationally, 20 The Cheesecake Factory® restaurants operate under licensing agreements. The Company’s bakery division operates two bakery production facilities, in Calabasas Hills, CA and Rocky Mount, NC, that produce quality cheesecakes and other baked products for its restaurants, international licensees and third-party bakery customers. In 2018, the Company was named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the fifth consecutive year. To learn more about the Company, visit www.thecheesecakefactory.com.

FORTUNE and FORTUNE 100 Best Companies to Work For® are registered trademarks of Time Inc. and are used under license.  From FORTUNE Magazine, March 1, 2018 ©2018 Time Inc. Used under license. FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of, The Cheesecake Factory Incorporated.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to the Company’s ability to: stabilize comparable sales results; provide a differentiated experience to guests; outperform the casual dining industry and increase its market share; leverage sales increases and manage flow through; stabilize margins; grow earnings; remain relevant to consumers; attract and retain qualified management and other staff; increase shareholder value; profitably expand its concepts

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

domestically and in Canada, and work with its licensees to expand its concept internationally; support the growth of North Italia and Flower Child restaurants; develop a fast casual concept; expand consumer packaged goods licensing revenue; utilize its capital effectively and continue to increase cash dividends and repurchase its shares; and factors outside of the Company’s control including: economic and political conditions that impact consumer confidence and spending; impact of recently enacted tax reform; acceptance and success of The Cheesecake Factory in international markets; the risks of doing business abroad through Company-owned restaurants and/or licensees; foreign exchange rates and potential changes in NAFTA and cross border taxation; changes in unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

The Cheesecake Factory Incorporated

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		14 Weeks Ended		52 Weeks Ended		53 Weeks Ended
Consolidated Statements of Income	January 2, 2018		January 3, 2017		January 2, 2018		January 3, 2017
		Percent of		Percent of		Percent of		Percent of
	Amount	Revenues	Amount	Revenues	Amount	Revenues	Amount	Revenues
Revenues	$571,815	100.0%	$603,146	100.0%	$2,260,502	100.0%	$2,275,719	100.0%
Costs and expenses:
Cost of sales	134,015	23.4%	140,084	23.2%	519,388	23.0%	526,628	23.2%
Labor expenses	197,231	34.5%	202,562	33.6%	777,595	34.4%	759,998	33.4%
Other operating costs and expenses	141,257	24.7%	143,951	23.9%	552,791	24.4%	540,365	23.7%
General and administrative expenses	34,587	6.1%	38,863	6.4%	141,533	6.2%	146,042	6.4%
Depreciation and amortization expenses	23,237	4.1%	23,451	3.9%	92,729	4.1%	88,010	3.9%
Impairment of assets and lease terminations	9,112	1.6%	114	0.0%	10,343	0.5%	114	0.0%
Preopening costs	7,629	1.3%	6,975	1.2%	13,278	0.6%	13,569	0.6%
Total costs and expenses	547,068	95.7%	556,000	92.2%	2,107,657	93.2%	2,074,726	91.2%
Income from operations	24,747	4.3%	47,146	7.8%	152,845	6.8%	200,993	8.8%
Interest and other expense, net	(1,953)	(0.3)%	(2,263)	(0.4)%	(6,379)	(0.3)%	(9,225)	(0.4)%
Income before income taxes	22,794	4.0%	44,883	7.4%	146,466	6.5%	191,768	8.4%
Income tax provision/(benefit)	(34,944)	-6.1%	12,502	2.0%	(10,926)	-0.5%	52,274	2.3%
Net income	$57,738	10.1%	$32,381	5.4%	$157,392	7.0%	$139,494	6.1%
Basic net income per share	$1.26		$0.68		$3.35		$2.91
Basic weighted average shares outstanding	45,751		47,403		46,930		47,981

Diluted net income per share	$1.24		$0.66		$3.27		$2.83
Diluted weighted average shares outstanding	46,730		48,795		48,152		49,372

Selected Segment Information
Revenues:
The Cheesecake Factory restaurants	$514,782		$547,809		$2,057,816		$2,078,083
Other	57,033		55,337		202,686		197,636
Total	$571,815		$603,146		$2,260,502		$2,275,719
Income/(loss) from operations:
The Cheesecake Factory restaurants (1)	$56,553		$74,673		$263,581		$308,058
Other (2)	(1,385)		8,189		17,547		27,623
Corporate	(30,421)		(35,716)		(128,283)		(134,688)
Total	$24,747		$47,146		$152,845		$200,993

(1) Includes the following recorded in impairment of assets and lease terminations in the consolidated statements of income: $1.3 million in the thirteen weeks ended January 2, 2018 related to one The Cheesecake Factory restaurant; $2.5 million in the fifty-two weeks ended January 2, 2018 related to three The Cheesecake Factory restaurants; and $0.1 million in the fourteen and fifty-three weeks ended January 3, 2017 related to one The Cheesecake Factory restaurant.

(2) Includes $7.8 million recorded in impairment of assets and lease terminations in the consolidated statements of income in the thirteen and fifty-two weeks ended January 2, 2018 related to one Grand Lux Cafe.

Selected Consolidated Balance Sheet Information	January 2, 2018	January 3, 2017
Cash and cash equivalents	$ 6,008	$ 53,839
Total assets	1,333,060	1,293,319
Total liabilities	719,530	690,112
Stockholders’ equity	613,530	603,207

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
The Cheesecake Factory Supplemental Information	January 2, 2018	January 3, 2017	January 2, 2018	January 3, 2017
Comparable restaurant sales	-0.9%	1.1%	-0.8%	1.2%
Restaurants opened during period	5	5	7	7
Restaurants open at period-end	199	194	199	194
Restaurant operating weeks	2,546	2,690	10,096	10,031

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present net income and diluted net income per share excluding the impact of certain items.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP. The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

The Cheesecake Factory Incorporated

Reconciliation of Non-GAAP Financial Measures

(unaudited; in thousands, except per share data)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	January 2, 2018	January 3, 2017	January 2, 2018	January 3, 2017
Net Income (GAAP)	$57,738	$32,381	$157,392	$139,494
After-tax impact from:
- Impairment of assets and lease terminations (1)	5,467	68	6,206	68
- Deferred tax revaluation (2)	(38,525)	-	(38,525)	-
Adjusted net income (non-GAAP)	$24,680	$32,449	$125,073	$139,562

Diluted net income per share (GAAP)	$1.24	$0.66	$3.27	$2.83
After-tax impact from:
- Impairment of assets and lease terminations	0.12	0.00	0.13	0.00
- Deferred tax revaluation	(0.83)	-	(0.80)	-
Adjusted diluted net income per share (non-GAAP) (3)	$0.53	$0.67	$2.60	$2.83

(1) The pre-tax amounts associated with these items were $9.1 million and $10.3 million in the thirteen weeks and fifty-two weeks ended January 2, 2018, respectively, and $0.1 million in the fourteen and fifty-three weeks ended January 3, 2017. These amounts were recorded in impairment of assets and lease terminations.

(2) Fiscal 2017 includes a $38.5 million benefit to the income tax provision related to recently enacted tax reform.

(3) Adjusted diluted net income per share may not add due to rounding.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100